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                                                                    EXHIBIT 24.1



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
LADD Furniture, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-53341, 333-3129, 333-19565, 333-68189 and 333-19539) on Form S-8 of LADD
Furniture, Inc. of our report dated February 5, 1999, relating to the consolidated balance sheets of LADD Furniture, Inc. and subsidiaries as of January 2, 1999 and January 3, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended January 2, 1999, which reports appear or are incorporated by reference in the January 2, 1999 annual report on Form 10-K of LADD Furniture, Inc.


                                              /s/ KPMG LLP


Greensboro, North Carolina
March 22, 1999